UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No.1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2016

Marathon Oil Corporation
__________________________________________
 (Exact name of registrant as specified in its charter)

Delaware	1-5153	25-0996816
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5555 San Felipe Street, Houston, Texas		77056-2723
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:		(713) 629-6600

Not Applicable
______________________________________________
 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Compensation Arrangements for T. Mitchell Little
As previously reported on Form 8-K filed on August 22, 2016, effective August 19, 2016, T. Mitch Little was appointed as our executive vice president, operations. On September 30, 2016, in connection with this appointment, the Compensation Committee of our Board of Directors approved to increase Mr. Little’s base salary to $600,000 and to increase his annual long-term incentive award target to $2,500,000, with both changes effective September 1, 2016. Effective October 1, 2016, Mr. Little was granted shares of restricted stock under the Marathon Oil Corporation 2016 Incentive Compensation Plan (the “Plan”) valued at $600,000. The restricted stock granted to Mr. Little will vest in full on the third anniversary of the grant date.
Compensation Arrangements for Patrick J. Wagner
As previously reported on Form 8-K filed on August 22, 2016, effective August 19, 2016, Patrick J. Wagner was appointed as our interim chief financial officer. On September 30, 2016, in connection with this appointment, the Compensation Committee of our Board of Directors approved to increase Mr. Wagner’s base salary to $415,000 effective September 1, 2016. In addition, subject to his satisfactory service as interim chief financial officer, Mr. Wagner will receive a lump sum cash payment of $300,000 upon our appointment of a permanent chief financial officer.
The foregoing summary is qualified in its entirety by reference to the Form of Restricted Stock Award Agreement for Section 16 Reporting Officers, a copy of which is filed as Exhibit 10.1 to this Form 8-K/A and incorporated in this Item 5.02 by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Form of Restricted Stock Award Agreement for Section 16 Reporting Officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

October 6, 2016		MARATHON OIL CORPORATION

	By:	/s/ Gary E. Wilson
Gary E. Wilson
Vice President, Controller and Chief Accounting Officer
(Duly Authorized Officer)